March 28, 2000



Ms. Sharon Surguy, C.C.T.S.
Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562


          PNC  Mortgage  Acceptance  Corp.,   Commercial  Mortgage  Pass-Through
          Certificates, Series 1999-CM1


          Pooling and Servicing Agreement


          OFFICER'S CERTIFICATE


          Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust (the "PSA"), it is hereby certified that (i) the undersigned has completed a review of the servicer's performance of its obligations under the PSA for the preceding calendar year; (ii) to the best of the undersigned's knowledge on the basis of that review the servicer has fulfilled all of its obligations under the PSA throughout such period in all material respects; (iii) to the best of the undersigned's knowledge, the subservicer, of the servicer under the PSA, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and, (iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the U.S. Code.



/s/ Charles J. Sipple
Charles J. Sipple                       Date
Executive Vice President